Weyco Accelerates Quarterly Dividends

MILWAUKEE, Dec. 11, 2012 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced plans to accelerate its second quarter 2013 regular cash dividend payment of $0.17 per share. This dividend will be paid on December 31, 2012 to all shareholders of record on December 21, 2012.

The Company previously advised NASDAQ that its first quarter 2013 regular cash dividend payment of $0.17 per share will be accelerated from January 2, 2013 to December 31, 2012. This dividend is payable to all shareholders of record on December 3, 2012.

"Due to potential changes in the tax law in 2013, we have decided to accelerate the quarterly cash dividends that would typically have been paid in January and April of 2013," said Thomas W. Florsheim, Jr. Chairman and CEO. "We plan on returning to our regular quarterly dividend payment schedule beginning in July 2013."

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

CONTACT: John Wittkowske, Weyco Group, Inc., +1-414-908-1880